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                                                                    EXHIBIT 12.1

                             TRIARC COMPANIES, INC.
          UNAUDITED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              HISTORICAL                                 PRO FORMA(a)
                                 ---------------------------------------------------------------------  -------------
                                 FISCAL YEAR   EIGHT MONTHS
                                    ENDED         ENDED          YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 28,
                                  APRIL 30,    DECEMBER 31,   -----------------------------   ------------------------
                                    1993           1993         1994       1995      1996       1997         1997
                                 -----------   ------------   --------   --------   -------   --------   -------------
                                                                    (IN THOUSANDS)
Loss from continuing operations
  before income taxes and
  minority interests...........   $ (49,190)     $(31,770)    $(12,987)  $(41,976)  $(3,935)  $(23,090)    $ (30,314)
                                 -----------   ------------   --------   --------   -------   --------   -------------
Fixed charges:
     Interest expense..........      72,815        44,799       72,866     84,126    71,025     71,648        86,688
     Interest portion of rent
       expense(b)..............       9,594         4,449        7,186      8,924     9,724      7,046         5,672
                                 -----------   ------------   --------   --------   -------   --------   -------------
                                     82,409        49,248       80,052     93,050    80,749     78,694        92,360
                                 -----------   ------------   --------   --------   -------   --------   -------------
Adjusted earnings before income
  taxes, minority interests,
  extraordinary items and
  cumulative effect of changes
  in accounting principles.....   $  33,219      $ 17,478     $ 67,065   $ 51,074   $76,814   $ 55,604     $  62,046
                                 -----------   ------------   --------   --------   -------   --------   -------------
                                 -----------   ------------   --------   --------   -------   --------   -------------
Amount by which earnings were
  insufficient to cover fixed
  charges(c)...................   $  49,190      $ 31,770     $ 12,987   $ 41,976   $ 3,935   $ 23,090     $  30,314
                                 -----------   ------------   --------   --------   -------   --------   -------------
                                 -----------   ------------   --------   --------   -------   --------   -------------
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 (a) The pro forma information has been determined by adjusting the results of operations of the Company for the year ended December 28, 1997 to give effect to the 1997 Transactions, the Offering and the Equity Repurchase.
     Such pro forma information is derived from the pro forma condensed consolidated statement of operations contained elsewhere herein and should be read in conjunction therewith and the notes thereto.

 (b) Represents approximately one-third of rent expense deemed for this purpose to represent the interest component of rental payments.

 (c) Earnings were insufficient to cover fixed charges for all periods presented.

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